             OPPENHEIMER TOTAL RETURN BOND FUND
         Supplement dated February __, 2003 to the
Statement of Additional Information dated February __, 2003

The Statement of Additional Information is changed as
follows:

1.    Class Y shares are not currently available for sale.

February __,
2003
PX0535.001